CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,236,000	$577.79

Pricing supplement no. 1423
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-I dated November 14, 2011,
underlying supplement no. 1-I dated November 14, 2011 and
underlying supplement no. 13-I dated March 1, 2013	Registration Statement No. 333-177923 Dated May 28, 2013 Rule 424(b)(2)

Structured Investments	$4,236,000 6.00% per annum Auto Callable Yield Notes due May 30, 2014 Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of either of the iShares® MSCI Brazil Capped Index Fund or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
•	The notes will pay 6.00% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.50000% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on the relevant Call Date is greater than or equal to the applicable Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 30, 2014*
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I. In particular, notwithstanding anything to the contrary in product supplement no. 8-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level. See “Key Terms — Automatic Call” below.

Key Terms

Underlyings:	The iShares® MSCI Brazil Capped Index Fund (the “Fund”) and the Russell 2000® Index (the “Index”) (each of the Fund and the Index, an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	6.00% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.50000% per month.
Automatic Call:	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	With respect to the Fund, $16.293, which is equal to 30.00% of its Starting Underlying Level, subject to adjustments. With respect to the Index, 299.205 which is equal to 30.00% of its Starting Underlying Level.
Pricing Date:	May 28, 2013
Settlement Date:	On or about May 31, 2013
Observation Date*:	May 27, 2014
Maturity Date*:	May 30, 2014
CUSIP:	48126D4S5
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the last calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing June 30, 2013. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level of either Underlying is less than its Starting Underlying Level; and

(b) a Trigger Event has occurred.

If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	August 28, 2013 (first Call Date), November 26, 2013 (second Call Date) and February 25, 2014 (last Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-I.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 13-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplements, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15.00	$985.00
Total	$4,236,000	$63,540.00	$4,172,460.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The estimated value of the notes as determined by JPMS when the terms of the notes were set was $965.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 28, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011, underlying supplement no. 1-I dated November 14, 2011 and underlying supplement no. 13-I dated March 1, 2013. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 1, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I, “Risk Factors” in the accompanying underlying supplement no. 1-I and “Risk Factors “ in the accompanying underlying supplement no. 13-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Underlying supplement no. 13-I dated March 1, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213001814/e52363_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to the Fund, the closing price of one share of the Fund on the Pricing Date which was $54.31, divided by the Share Adjustment Factor for the Fund (the “Initial Share Price”). With respect to the Index, the closing level of the Index on the Pricing Date (the “Initial Index Level”), which was 997.35. We refer to the Initial Index Level for the Index and the Initial Share Price for the Fund as a “Starting Underlying Level.”
Ending Underlying Level:	With respect to the Fund, the closing price of one share of the Fund on the Observation Date (the “Final Share Price”). With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”). We refer to each of the Ending Index Level for the Index and the Final Share Price for the Fund as an “Ending Underlying Level.”
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the iShares® MSCI Brazil Capped Index Fund and the Underlying Return of the Russell 2000® Index

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement, assuming no automatic call. Interest will be payable monthly in arrears on the last calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing June 30, 2013. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for June 2013 is June 30, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on July 1, 2013, the next succeeding business day.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount. However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you could lose the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the iShares® MSCI Brazil Capped Index Fund or the Russell 2000® Index.

The iShares® MSCI Brazil Capped Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Brazil Capped Index Fund trades on NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “EWZ.” The iShares® MSCI Brazil Capped Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index, which we refer to as the Underlying Index. Prior to February

JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

11, 2013, the iShares® MSCI Brazil Capped Index Fund was name the iShares® MSCI Brazil Index Fund, and it sought to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index. The Underlying Index is an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Brazil Capped Index Fund” in the accompanying underlying supplement no. 13-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

In determining our reporting responsibilities, we intend to treat 9.17% of each interest payment as interest on the Deposit and 90.83% of each interest payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call. For additional detail regarding the tax treatment of the Deposit, please refer to the description under “Material U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Notes with a Term of Not More than One Year” in the accompanying product supplement no 8-I.

Non-U.S. Holders - Additional Tax Considerations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized, depending on their ultimate effective date, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-Tax Consequences to Non-U.S. Holders-Recent Legislation” in the accompanying product supplement no. 8-I. The final regulations provide that obligations issued before January 1, 2014, such as the notes, are not subject to this withholding tax, or the reporting or diligence requirements.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Index or held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011, the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 13-I dated March 1, 2013.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level. If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.'s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) IS HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, the level and price of the Underlyings, including:
JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Fund and the equity securities included in the Index or held by the Fund;
•	the expected positive or negative correlation between the Index and the Fund, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Brazilian real;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	the occurrence of certain evens to the Fund that may or may not require an adjustment to the Share Adjustment Factor.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Lesser Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Starting Underlying Level by less than the Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of either Underlying is below its Starting Underlying Level. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its
JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

•	an investment in the notes is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade, which is primarily the Brazilian real. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in those currencies in the Fund. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in Brazil and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the component countries of the Index and the United States; and
•	the extent of government surpluses or deficits in Brazil and the United States.
•	All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.
•	NON-U.S. SECURITIES RISK — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK — The equity securities held by the Fund have been issued by non-U.S. companies located primarily in Brazil, which is an emerging markets country. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. In addition, the Fund is subject to management risk, which is the risk that the strategy of BlackRock Fund Advisors (“BFA”), the Fund’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BFA may select up to 10% of the Fund’s assets to be invested in securities not included in its Underlying Index but which BFA believes will help the Fund track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA. Any of such actions could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUND AND THE MSCI BRAZIL 25/50 INDEX — The Fund does not fully replicate the MSCI Brazil 25/50 Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in the Index or held by the Fund would have.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Lesser Performing Underlying is the Russell 2000® Index and that the closing price of the iShares® MSCI Brazil Capped Index Fund on each Call Date is greater than or equal to its Starting Underlying Level. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of either Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1,000 and reflect the Interest Rate of 6.00% per annum over the term of the notes (assuming no automatic call) and the Buffer Amount of 30.00% of the Starting Underlying Level of the Lesser Performing Underlying. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Lesser Performing Underlying	Lesser Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date			Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Final
1,800.000	80.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,650.000	65.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,500.000	50.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,400.000	40.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,300.000	30.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,200.000	20.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,100.000	10.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,050.000	5.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,010.000	1.00%	1.50%	3.00%	4.50%	6.00%	6.00%
1,000.000	0.00%	1.50%	3.00%	4.50%	6.00%	6.00%
950.000	-5.00%	N/A	N/A	N/A	6.00%	1.00%
940.000	-6.00%	N/A	N/A	N/A	6.00%	0.00%
900.000	-10.00%	N/A	N/A	N/A	6.00%	-4.00%
800.000	-20.00%	N/A	N/A	N/A	6.00%	-14.00%
700.000	-30.00%	N/A	N/A	N/A	6.00%	-24.00%
699.900	-30.01%	N/A	N/A	N/A	N/A	-24.01%
600.000	-40.00%	N/A	N/A	N/A	N/A	-34.00%
500.000	-50.00%	N/A	N/A	N/A	N/A	-44.00%
400.000	-60.00%	N/A	N/A	N/A	N/A	-54.00%
300.000	-70.00%	N/A	N/A	N/A	N/A	-64.00%
200.000	-80.00%	N/A	N/A	N/A	N/A	-74.00%
100.000	-90.00%	N/A	N/A	N/A	N/A	-84.00%
0.000	-100.00%	N/A	N/A	N/A	N/A	-94.00%

(1) A Trigger Event occurs if the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than 30.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,000.000 to a closing level of 1,010.000 on the first Call Date. Because the closing level of each Underlying on the first Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,015 per $1,000 principal amount note, consisting of interest payments of $15 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,000.000 to a closing level of 950.000 on the first Call Date and 900.000 on the second Call Date, and increases from the Starting Underlying Level of 1,000.000 to a closing level of 1,050.000 on the final Call Date. Although the level of the Lesser Performing Underlying on the first two Call Dates (950.000 and 900.000) is less than the Starting Underlying Level of 1,000.000, because the closing level of each Underlying on the final Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,045 per $1,000 principal amount note, consisting of interest payments of $45 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,000.000 to an Ending Underlying Level of 1,050.000. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Lesser Performing Underlying of 1,050.000 is greater than its Starting Underlying Level of 1,000.000, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,060 per $1,000 principal amount note over the

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

term of the notes, consisting of interest payments of $60 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,000.000 to an Ending Underlying Level of 800.000. Even though the Ending Underlying Level of the Lesser Performing Underlying of 800.000 is less than its Starting Underlying Level of 1,000.000, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,060 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $60 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,000.000 to an Ending Underlying Level of 500.000. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 500.000 is less than its Starting Underlying Level of 1,000.000, the investor receives total payments of $560 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $60 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $60.00 = $560.00

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,000.000 to an Ending Underlying Level of 0. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 1,000.000, the investor receives total payments of $60 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $60 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $60.00 = $60.00

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index from January 4, 2008 through May 24, 2013. The closing price of the iShares® MSCI Brazil Capped Index Fund on May 28, 2013 was $54.31. The closing level of the Russell 2000® Index on May 28, 2013 was 997.35.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) Is Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performance for the Lesser Performing Underlying?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 8-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index

generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-10
Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Brazil Capped Index Fund and the Russell 2000® Index